Exhibit 10

EMPLOYMENT AGREEMENT
AGREEMENT entered into as of February 25, 2020, by and between MEREDITH CORPORATION, an Iowa corporation (the “Company” or “Meredith”), and JASON FRIEROTT (“Frierott”), to become effective on March 9, 2020 (“Effective Date”).
WITNESSETH:
WHEREAS, the Company wishes to employ Frierott pursuant to the terms and conditions hereof, and in order to induce Frierott to enter into this agreement (the “Agreement”) and to secure the benefits to accrue from his performance hereunder is willing to undertake the obligations assigned to it herein; and
WHEREAS, Frierott is willing to be employed by the Company under the terms hereof and to enter into the Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. Position.
Meredith will employ Frierott as Chief Financial Officer. While employed hereunder, Frierott shall have the duties, responsibilities, powers, and authority customarily associated with the position of Chief Financial Officer. Frierott agrees to devote substantially all of his full time and attention and give his best efforts and skills to furthering the business and interests of the Company, which may include Frierott volunteering his time and efforts on behalf of charitable, civic, or professional organizations. Frierott shall not serve on the board of any other for-profit corporation or entity without the prior written authorization of the CEO of Meredith.
2.     Office Location.
Frierott’s primary office location shall be at Meredith’s offices in Des Moines, Iowa, but Frierott shall make himself available at Meredith’s various offices as deemed necessary or appropriate by the CEO to meet Meredith’s business needs.
3.     Relocation of Permanent Residence.
3.1    Frierott shall relocate his and his family’s permanent residence to the greater Des Moines, Iowa area (“Relocation”) by no later than December 9, 2020 (“Relocation Period”). If Frierott completes the Relocation on or before the last day of the Relocation Period, he shall be eligible for the following “Relocation Benefits”:
(a)    ITA Group will coordinate travel and accommodations for up to three (3) home-finding trips for Frierott and his family to the greater Des Moines, Iowa area for up to four (4) days on each trip, which shall be paid by Meredith. Reimbursable expenses include: roundtrip coach airfare; a hotel room for up to three (3) nights; a rental car for up to four (4) days; and reasonable meal expenses for two adults and two children, for up to four (4) days.
(b)    Meredith will reimburse Frierott for closing costs on the purchase of a new permanent residence in the greater Des Moines, Iowa area, provided the purchase occurs on or before December 9, 2020. For purposes of this Agreement, “closing costs” are limited to title changes, government recording and transfer taxes and fees, real estate fees, stamps, inspection and recording fees, reasonable legal fees associated with the normal closing, administration fees, document handling fees, survey costs, flood certification, and lender title insurance. “Closing costs” specifically do not include any origination fee or purchase of points. Reimbursement of closing costs is conditioned upon Frierott providing Meredith with a copy of the closing statement documenting said costs.
(c)    ITA Group will coordinate final travel to move Frierott and his family to the greater Des Moines, Iowa area, which shall be paid by Meredith. This includes: one-way coach airfare for Frierott, his spouse, and children from Hinsdale, Illinois to Des Moines, Iowa; and reasonable expenses for one meal for each traveler. In lieu of airfare, Meredith will reimburse Frierott for mileage and toll costs consistent with Meredith policy for Frierott and his family to travel from Hinsdale, Illinois to Des Moines, Iowa via automobile.
(d)    Relocation Synergy Group will coordinate the movement of Frierott’s household goods to the greater Des Moines, Iowa area, which shall be paid for by Meredith. This includes: packing and unpacking, including third party services, and ground transportation/shipment of all normal household goods and two automobiles, including storage for up to thirty (30) days. Frierott agrees to follow all reasonable timeframes, policies, protocols, and recommendations of Relocation Synergy Group in order to carry out this transportation and storage.
(e)    Frierott will be reimbursed for the reasonable cost of temporary housing for Frierott and his family in the greater Des Moines, Iowa area for up to six (6) months following the Effective Date.
(f)    Meredith will reimburse Frierott for any real estate commissions (up to 6%), notary fees, document processing fees, stamp tax, and title search he is required to pay on the sale of his residence in Hinsdale, Illinois, provided the sale occurs on or before September 9, 2021.
3.2    Reimbursement for any relocation expenses described above shall be conditioned upon Frierott providing receipts and other substantiating documentation as reasonably requested by Meredith or as required by Meredith policy. The reasonableness of any submitted, individual expense remains subject to Meredith oversight and approval, and any approved expenses may be taxable as required by law or Meredith policy. Meredith will gross up any approved, taxable Relocation Benefits described in Section 3.1(a-f) through appropriate withholdings based upon federal, state, and FICA supplemental withholding rates.

3.3    If Frierott does not complete the Relocation within the Relocation Period, then Meredith may, in its sole discretion, provide Frierott written notice within sixty (60) days of the end of the Relocation Period of its decision to end Frierott’s employment; said separation shall be treated as a voluntary termination and Frierott shall only be entitled to the pay and benefits set forth is Section 7.3. Frierott understands and agrees that if: (i) he fails to relocate his permanent residence to the greater Des Moines, Iowa area during the Relocation Period; or (ii) within twelve (12) months after the Relocation Frierott (a) resigns his employment (which does not include termination due to death or disability) with Meredith or (b) is terminated for Cause, then within thirty (30) days of the qualifying event Frierott shall reimburse Meredith for the entire amount of any Relocation Benefits described in Section 3.1(a-f) previously paid to Frierott. Frierott hereby consents and agrees that any Relocation Benefits that must be reimbursed by him may be deducted from any amounts that would otherwise be paid to Frierott by Meredith, including but not limited to any unpaid pay, vacation, bonus, or separation amounts if otherwise owed to Frierott, to the extent such deduction does not cause Frierott to incur any additional taxes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
3.4     Frierott will also be eligible for a relocation payment of $850,000 (less applicable withholdings and deductions), payable as follows: Meredith will pay (i) the first half of the relocation payment ($425,000) by lump sum, minus applicable withholdings and deductions, within thirty (30) days of the Effective Date; and (ii) the second half of the relocation payment ($425,000) by lump sum, minus applicable withholdings and deductions, within thirty (30) days of Frierott providing Meredith with documentation evidencing the closing of the purchase of a home in the greater Des Moines, Iowa area or the closing of a construction loan on such home within the Relocation Period, provided that Frierott either: (a) is employed by Meredith under this Agreement at the time of each payment; or (b) resigned under Section 7.6 or was terminated by Meredith under Section 7.2 prior to payment and the end of the Relocation Period.
4.     Base Salary.
Frierott’s minimum base salary under this Agreement will be Six Hundred Seventy-Five Thousand Dollars ($675,000) (“Base Salary”). Frierott will be eligible for merit increase after July 2021, at the discretion of the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”). Base Salary shall include all such increased amounts, and if increased, Base Salary shall not thereafter be decreased.
5.     Incentive Plans.
5.1    While employed under this Agreement, Frierott will be eligible to participate in Meredith’s Annual Management Incentive Plan (or any successor or replacement annual incentive plan of Meredith) (“MIP”) for such periods as it continues in effect, subject to the terms of the MIP and to the discretion vested in the Compensation Committee of the Board of Directors by the MIP, provided, however, that the percentage of Base Salary payable as a target bonus under the MIP shall not be less than seventy-five percent (75%) (actual Company financial results may eventuate in an actual bonus paid to Frierott equal to, less than, or more than seventy-five percent (75%) of Base Salary). Any MIP payment for Fiscal Year 2020 will be pro-rated based on the Effective Date of this Agreement. Any MIP payment will be paid out in August following the applicable Fiscal Year

(the Company’s Fiscal Year runs from July 1 through June 30), and is conditioned on Frierott’s active employment with Meredith at the end of the performance period (June 30) for the applicable Fiscal Year. If Frierott is actively employed with Meredith at the end of the applicable performance period, Frierott shall receive any MIP payment regardless of whether Frierott remains actively employed on the date of payment.
5.2    Starting in Fiscal Year 2021, Frierott will also be eligible to participate in an annual three-year Cash Long-Term Incentive Program (“Program” or “LTIP”) in which he will have the opportunity to earn an additional cash payment of Four Hundred Thousand Dollars ($400,000) conditioned upon the achievement of certain specified financial objectives. Any payment under this Program will be made after the first regular August meeting of Meredith’s Board of Directors immediately following the conclusion of the three-year Program, subject to the terms of the Program and to the discretion vested in the Compensation Committee of the Board of Directors, and conditioned on Frierott’s continued employment at Meredith at the time of payment as and to the extent set forth in the terms of the Program.
5.3    While employed under this Agreement, Frierott will be eligible to participate in Meredith’s 2014 Stock Incentive Plan (the “Plan”) in accordance with the terms of the Plan and subject to the discretion and approval of the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors has approved a one-time grant of restricted stock units, three-year cliff vest, valued at $500,000, to be awarded within thirty (30) days of the Effective Date provided Frierott is employed under this Agreement at the time of the grant.
Beginning in August 2020, Frierott will be eligible for annual grants of non-qualified stock options and restricted stock units, with an estimated combined value of Six Hundred Thousand Dollars ($600,000), three-year cliff vest. Annual grants are awarded in August of the applicable fiscal year, and are subject to the terms of the Plan and to the discretion and approval of the Compensation Committee of the Board of Directors.
5.4    While employed under this Agreement, Frierott will be eligible to participate in in Meredith’s Supplemental Benefit Plan for such periods as it continues in effect, subject to the terms of the Plan.
5.5    Frierott acknowledges and agrees that he shall be subject to Meredith Corporation’s Incentive Compensation Clawback Policy or any successor or replacement clawback policy for such periods as it continues in effect.
6.     Perquisites and Short-Term Disability.
6.1    Perquisites. During his employment under this Agreement, Frierott shall receive or be eligible to participate in, to the extent permitted by law, the various perquisites and plans generally available to officers of Meredith, in accordance with the provisions thereof as in effect from time to time, including, without limitation, professional fee reimbursement for tax preparation and financial planning, supplemental life insurance, executive long term disability insurance, the Meredith Supplemental Benefit Plan, the Amended and Restated Severance Agreement Between Meredith Corporation and Executive Officers, and a minimum of four (4) weeks of vacation per year. Frierott will similarly be provided with an automobile allowance of $11,050/year under Meredith’s executive automobile allowance policy and reimbursement for the initiation fees and regular dues in a country club in the greater Des Moines, Iowa area, subject to Meredith policy and applicable withholding and deductions. Furthermore, Frierott will be entitled to reimbursement, in accordance with Meredith policy, for reasonable expenses incurred in connection with the performance of his duties with Meredith, provided Frierott properly accounts therefor.
6.2    Short-Term Disability. During any period of short-term disability, the Company will continue to pay Frierott the Base Salary throughout the period of short-term disability, up to a maximum of five (5) months of Base Salary payments pursuant to this Section 6.2. In addition, Frierott will continue to receive all rights and benefits under the benefit plans and programs of the Company in which Frierott is a participant, as determined in accordance with the terms of such plans and programs, and Frierott shall be eligible to receive the benefit of his MIP target bonus for the initial year in which the short-term disability occurs without reduction for the period of the short-term disability. In the event of Frierott's death during a period of short-term disability, the provisions of Section 7.5 shall apply. For purposes of this Agreement, short-term disability shall be defined as the incapacitation of Frierott by reason of sickness, accident or other physical or mental disability for a period of time which begins one month after the date of the cause or onset of such incapacitation (during which one month period Frierott shall be required to use sick leave to receive his Base Salary) and ends on the date that is five (5) months later (such total six (6)-month period to consist at a maximum of one month of sick leave and five (5) months of short-term disability payments pursuant to this Section 6.2). All benefits provided under this Section 6.2 shall be in replacement of and not in addition to benefits payable under the Company’s short-term and long-term disability plans, except to the extent that such disability plans provide greater benefits than the disability benefits provided under this Agreement, in which case the disability plans would supersede the applicable provisions of this Agreement. In the event Frierott is determined to have a long-term disability (as described in Section 7.4), the provisions of Section 7.4 shall apply.
7.     Termination of Employment.
7.1    Termination for Cause. This Agreement and Frierott’s employment hereunder may be terminated by Meredith at any time for “Cause,” in which case Frierott will receive only his Base Salary through the date of such termination. Upon such termination, Frierott shall be entitled to no further benefits under this Agreement, except that any rights and benefits Frierott may have under the employee benefit plans and programs of the Company, in which Frierott is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Frierott understands and agrees that in the event of the termination of employment and termination of this Agreement pursuant to this Section 7.1, all awards of restricted stock units, stock options and any other benefits under the Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Frierott and the Company with respect to such awards, but that the obligations of Frierott under Section 8 shall remain in full force and effect. “Cause” is defined as (i) the willful and continued failure of Frierott to attempt to perform substantially his duties with the Company (other than any such failure resulting from disability), after a demand for substantial performance is delivered to Frierott, which specifically identifies the manner in which

Frierott has not attempted to substantially perform his duties and for those matters which are subject to cure, a ten (10) day notice to cure is provided or (ii) the engaging by Frierott in willful misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the part of Frierott shall be considered “willful” unless it is done, or omitted to be done, by Frierott in bad faith and without reasonable belief that Frierott’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company’s Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Frierott in good faith and in the best interests of the Company. Under no circumstances will Frierott be entitled to more than three (3) ten (10) day notice to cure periods during Frierott’s employment with Meredith.
7.2    Termination Without Cause. This Agreement and Frierott’s employment hereunder may be terminated by Meredith at any time without Cause and without prior notice. In the event Frierott’s employment is terminated without Cause by Meredith, then in return for a signed separation agreement that includes a full release of all employment-related claims in a form substantially similar to Exhibit B, Frierott will receive the following: (a) his Base Salary, minus applicable withholding and deductions, through the date on which notice is given; (b) separation payments equivalent to his regular biweekly Base Salary, minus applicable withholding and deductions, for a period of eighteen (18) months following the date of notice to him; (c) a lump sum payment equal to his annual Management Incentive Plan target bonus, minus applicable withholding and deductions, pro-rated for the year in which such termination occurs through the date on which notice of termination is given; (d) a lump-sum payment equal to 1.5 times his MIP target bonus, minus applicable withholding and deductions; and (e) COBRA subsidy benefits as and to the extent set forth in Section 2.4(b) of the Meredith Corporation Severance Pay Plan in effect as of the Effective Date. If Frierott does not execute the above mentioned release, Frierott will receive only his Base Salary through the date on which notice of termination is given. It is understood that if as a result of Frierott’s termination without Cause hereunder Frierott could qualify for a severance payment under the Meredith Corporation Severance Pay Plan or the Amended and Restated Severance Agreement Between Meredith Corporation and Executive Officers, Frierott may be treated under either this Agreement or one of the above referenced plans, whichever provides the greater compensation to Frierott, but Frierott is not entitled to receive the consideration provided for under this Agreement and any of the above referenced plans under any circumstances.
Upon such termination, Frierott shall be entitled to no further benefits under this Agreement, except that any rights and benefits Frierott may have under the employee benefit plans and programs of the Company, in which Frierott is a participant, shall be determined in accordance with the terms and provisions of such plans and programs.
7.3    Employee Voluntary. In the event Frierott terminates his employment of his own volition, except for a termination described in Section 7.6, such termination shall constitute a voluntary termination and in such event Meredith’s only obligation to Frierott shall be to make Base Salary payments provided for in this Agreement through the date of such voluntary termination. Any rights and benefits Frierott may have under the employee benefit plans and programs of the Company, in which he is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock, restricted stock units, stock options and any other benefits under the Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Frierott and the Company with respect to such awards.
7.4    Employee Disability. If Frierott shall be determined to have a Long-Term Disability (as defined below), then the employment of Frierott hereunder and this Agreement may be terminated by Frierott or the Company upon thirty (30) days’ written notice to the other party following such determination. After the thirty (30)-day written notice is provided, Frierott’s employment shall end and the Company shall pay to Frierott, at such times as Base Salary would normally be paid, one hundred percent (100%) of Base Salary for the first twelve (12) months following said termination, seventy-five percent (75%) of the Base Salary for the next twelve (12)-month period, and fifty percent (50%) of Base Salary for the final twelve (12)-month period. Furthermore, nothing contained in this Section 7.4 shall preclude Frierott from receiving the benefit of his MIP target bonus for the initial year in which a short-term disability occurs pursuant to the provisions of Section 6.2. Following the termination pursuant to this Section 7.4, the Company shall pay or provide Frierott such other rights and benefits of participation under the employee benefit plans and programs of the Company to the extent that such continued participation is not otherwise prohibited by applicable law or by the express terms and provisions of such plans and programs. All benefits provided under this Section 7.4 shall be in replacement of and not in addition to benefits payable under the Company’s short-term and long-term disability plans, except to the extent that such disability plans provide greater benefits than the disability benefits provided under this Agreement, in which case the applicable disability plans(s) would supersede the applicable provisions of this Agreement. All awards of restricted stock, restricted stock units, stock options and any other benefits under the Incentive Plans shall be handled in accordance with terms of the relevant plan and agreements entered into between Frierott and the Company with respect such awards. For purposes of this Section 7.4, Long-Term Disability shall be defined and determined pursuant to the terms of the long-term disability plan in effect for employees of the Company, and if no such plan exists, then Long-Term Disability shall be defined consistent with the definition of disability set forth in Section 409A of the Code.
7.5    Employee Death. In the event Frierott’s employment ends due to his death, this Agreement shall terminate and all obligations to Frierott shall cease as of the date of death, except that the Company will pay to the legal representative of his estate in substantially equal installments the Base Salary until the end of the month of the first anniversary of Frierott's death. Any annual MIP bonus (or amounts in lieu thereof), payable for the fiscal year in which Frierott’s death occurs, shall be determined by the Compensation Committee at its meeting following the end of such fiscal year, pro-rated to the date of death, and promptly paid to Frierott’s estate. All rights and benefits of Frierott under the benefit plans and programs of the Company in which Frierott is a participant, will be provided as determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock units, stock options and any other benefits under the Incentive Plans shall be handled in accordance with terms of the relevant plan and agreements entered into between Frierott and the Company with respect such awards

7.6    Change in Title, Duties or Location. If at any time during Frierott’s employment with the Company under the terms of this Agreement (a) a change is made to Frierott’s title as Chief Financial Officer of Meredith Corporation, (b) there is a material change in Frierott having at least the same level of responsibility and authority associated with being Chief Financial Officer as he has on date this Agreement is executed, (c) an involuntary change is made to the location of Frierott’s principal office more than twenty-five (25) miles from the greater Des Moines, Iowa area, or (d) Meredith makes an involuntary, material reduction in Frierott’s Base Salary or target annual Management Incentive Plan bonus opportunity, Frierott shall have the right to terminate his employment with the Company by giving written notice within ninety (90) days after the date of Frierott receiving written notice of such action, and the Company shall have a period of thirty (30) days to cure such action, and, if the Company does not cure, such termination shall be deemed to be Termination Without Cause by the Company and such termination shall be treated in accordance with the terms of Section 7.2.
7.7    Officers and Directors Insurance. The Company agrees to maintain Frierott’s coverage under such directors’ and officers’ liability insurance policies as shall from time to time be in effect for active officers and employees for not less than six (6) years following Frierott’s termination of employment.
8.     Covenants of Frierott.
8.1    Frierott acknowledges that as a result of the services to be rendered to the Company hereunder, Frierott will be brought into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public. Frierott further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company is international in scope; that its goods and services are marketed throughout the United States and various parts of the world and that the Company competes with other organizations that are or could be located in nearly any part of the United States and in various parts of the world.
8.2    In recognition of the foregoing, Frierott covenants and agrees that, except as is necessary in providing services under this Agreement or to the extent necessary to comply with law or the valid order of a court or government agency of competent jurisdiction, Frierott will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not intentionally disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, "Confidential Information and Trade Secrets" of the Company means information which is secret to the Company, its subsidiaries and affiliated entities. It may include, but is not limited to, information relating to the magazines, books, publications, products, services, television stations, real estate franchise operations, new and future concepts and business of the Company, its subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, Frierott is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Frierott's mind as to whether information is secret and confidential to the Company, its subsidiaries and affiliated entities, Frierott agrees to request an opinion, in writing, from the Company. Notwithstanding the above,
(a)    Frierott understands that he has immunity from criminal or civil liability for disclosure of a trade secret: (1) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (3) in a lawsuit against Meredith for retaliation for reporting a suspected violation of law, Frierott may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if Frierott files under seal any document containing the trade secret, and does not disclose the trade secret except pursuant to court order.
(b)    Nothing in this Section 8.2 prohibits Frierott from reporting possible violations of law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.
(c)    Frierott shall disclose to the public and discuss such information as is customary or legally required to be disclosed by a Company whose stock is publicly traded, or that is otherwise legally required to disclose, or that is in the best interests of the Company to do so.
(d)    Frierott will deliver promptly to the Company on the termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its subsidiaries and affiliated entities, and all property owned by the Company, its subsidiaries and affiliated entities, which Frierott obtained while employed by the Company, and which Frierott may then possess or have under his control.
8.3    Frierott agrees that during his employment with Meredith and, provided any applicable termination payments have been paid pursuant to Section 7, for a period of eighteen (18) months after his employment ends (whether his employment is ended voluntarily or involuntarily by Frierott or Meredith), Frierott will not, directly or indirectly, whether as a sole proprietor, partner, venture, stockholder, director, officer, employee, consultant, or in any other capacity as a principal or agent or through any person, subsidiary, affiliate, or employee acting as nominee or agent, engage in any of the following activities:
(a)    Knowingly interfere with, disrupt or attempt to disrupt, any then existing relationship, contractual or otherwise, between the Company, its subsidiaries or affiliated entities, and any customer, client, supplier, or agent;
(b)    Hire, solicit or attempt to hire or solicit any person who is employed by Meredith or attempt to influence any such person to terminate employment with Meredith

(for the avoidance of doubt, this provision shall in no way prohibit job postings of general applicability, provided they are not specifically targeted at employees of the Company); or
(c)    Render services directly or indirectly as an employee, officer, director, consultant, independent contractor or in any other capacity to, conduct or engage in any activities for the benefit of, or be interested in or associated with, any of the entities listed on Exhibit A hereto (“Competitor”), or take any action to finance or guarantee or knowingly to provide other material assistance to any Competitor.
8.4    Frierott will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Frierott's employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, through the use of the Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Frierott shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company's rights hereunder. Frierott agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company hereunder. If the Company is unable because of Frierott's mental or physical incapacity to secure Frierott's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Frierott hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Frierott hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to the Company hereunder.
8.5    Frierott agrees to cooperate with Meredith in the truthful and honest prosecution and/or defense of any claim in which Meredith may have an interest (with the right of reimbursement for reasonable expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving Meredith, permitting interviews with representatives of Meredith, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in Frierott’s possession or control arising out of his employment in a reasonable time, place and manner.
8.6    Frierott agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 8 may be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, may be entitled to injunctive relief without bond or other security.

8.7    Although the restrictions contained in Section 8 are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Section 8 shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.
8.8    Notwithstanding that Frierott's employment hereunder may be terminated as provided in Section 7 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of Frierott contained in this Section 8.
9.     Arbitration.
9.1    The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Frierott agree that, with the express exception of any dispute or controversy arising under Section 8 of this Agreement or under any distinct severance or benefit plan or program with its own, express dispute resolution provisions, any controversy or claim arising out of or in any way relating to Frierott’s employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in Des Moines, Iowa, or such other place agreed to by the parties, as follows:
(a)    An arbitration may be commenced by any party to this Agreement by the service of a written Request for Arbitration upon the other affected party. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated. No Request for Arbitration shall be valid if it relates to a claim, dispute, disagreement or controversy that would have been time barred under the applicable statute of limitations had such claim, dispute, disagreement or controversy been submitted to the courts of Iowa.
(b)    The arbitration will be conducted before an impartial arbitrator appointed as follows. Within sixty (60) days of the Request for Arbitration the parties shall mutually agree to an arbitrator. If the parties fail to mutually agree to an arbitrator within sixty (60) days, then within seventy-five (75) days following Request for Arbitration, each party shall produce to the other a list of three (3) potential arbitrators. Within ninety (90) days of the Request for Arbitration the parties will meet in person or by conference call to select an arbitrator from the combined list. Each party will first strike two (2) names from the other party’s list. The arbitrator will then be selected by lot from the two potential arbitrators whose names have not been stricken. The parties will evenly split the costs of the arbitrator. Legal fees and costs may be awarded by the arbitrator in accordance with applicable law.
(c)    Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(d)    It is intended that controversies or claims submitted to arbitration under this Section 9 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed by third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration. In addition, Frierott and the Company shall be entitled to disclose the facts disclosed in arbitration, the issues arbitrated, and the views or opinions of any persons concerning them to legal and tax advisors so long as such advisors agree to be bound by the terms of this Agreement.
10.     Governing Law.
This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Iowa without reference to the principles of conflict of laws.
11.     Entire Agreement; Modification; Waiver.
This Agreement, and those plans and agreements referenced herein contain all the understandings and representations between Frierott and Meredith pertaining to Frierott’s employment with Meredith and supersede all other negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement. This Agreement may be modified only in writing signed by Frierott and an authorized representative of Meredith. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.
12.     Headings.
Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.
13.     Severability.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
14.     Withholding.
Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Frierott or his beneficiaries, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. In lieu of withholding or deducting, such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.
15.     Section 409A.
This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Code or, to the extent such payments are not exempt from Section 409A of the Code, such payments and benefits shall be interpreted and operated to comply with the requirements of Section 409A of the Code. Payments payable under this Agreement triggered by a termination of employment that are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code shall not be made unless such termination of employment constitutes a separation from service within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, if Frierott is a “specified employee” on the date of his separation from service within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-1(h), payments and benefits payable under this Agreement due to a separation from service that are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code that would otherwise be paid or provided during the six-month period commencing on the separation from service, will be deferred until the first day of the seventh month following the separation from service if such deferral is necessary to avoid the additional tax under Section 409A of the Code. In the case of a series of payments, the first payment shall include the amounts Frierott would have been entitled to receive during the six-month waiting period. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. Notwithstanding anything contained in this Agreement to the contrary, if any payment made pursuant to this Agreement is a substitute or replacement for a right to payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, including, to the extent applicable, amounts payable under another plan or agreement between Frierott and the Company or its subsidiaries, parents and affiliated entities, then any such payment amount shall be paid at the time and in the form as required by Section 409A of the Code.
To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Frierott on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
16.     Section 280G.
If any portion of the payments or benefits under this Agreement, or under any other agreement with Frierott or plan of the Company or its affiliates (in the aggregate, “Total Payments,” and each a “Payment”), would constitute an “excess parachute payment” and would, but for this Section 16, result in the imposition on Frierott of an excise tax (the “Excise Tax”) under Section 4999 of the Code, then, to the extent reasonably practicable and permitted by applicable law, the Total Payments to be made to Frierott shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Frierott of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination required by this Section 16 shall be made by the Company in its reasonable determination and in reliance on its tax advisors. The reduction of the amounts payable under this Agreement, if applicable, shall be made by reducing taxable Payments before non-taxable Payments, and Payments nearest in time before Payments later in time, unless an alternative method of reduction is elected by Frierott to the extent consistent with Section 409A of the Code. For purposes of reducing the Total Payments, only amounts payable under this Agreement (and no other Payments) shall be reduced.
17.    Successors and Assigns.
17.1    Assignment by the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
17.2    Assignment by Frierott. Frierott may not assign this Agreement or any part thereof; provided, however, that nothing herein shall preclude one or more beneficiaries of Frierott from receiving any amount that may be payable following the occurrence of Frierott’s legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate.
18.     Notices.
Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, such as Federal Express, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to Company:

Meredith Corporation
Dina Nathanson, Senior Vice President, Human Resources
1716 Locust Street
Des Moines, Iowa 50309-3023

with a copy to:

Meredith Corporation
Legal Department
1716 Locust Street
Des Moines, Iowa 50309-3023

If to Frierott:

Jason Frierott
Chief Financial Officer
Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309-3023

19.     Knowledge and Representation.
Frierott acknowledges that the terms of this Agreement have been fully explained to him, that Frierott understands the nature and extent of the rights and obligations provided under this Agreement, and that Frierott has been afforded an adequate opportunity to be represented by legal counsel in the negotiation and preparation of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MEREDITH CORPORATION By: Dina Nathanson /s/ Dina Nathanson Dated: 2/25/20	JASON FRIEROTT /s/ Jason Frierott Dated: 2/25/2020